LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (the “Agreement”) is made as of September 29, 2011 by IM Ready-Made LLC, a New York limited liability company (“Holder”) in connection with the ownership of shares of NetFabric Holdings, Inc., a Delaware corporation (the “Company”). Capital terms used and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement by and among Xcel Brands, Inc., IM Brands LLC, and IM Ready-Made LLC, dated as of May 19, 2011 as amended, and its attachments thereto (the “Purchase Agreement”).

NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which consideration are hereby acknowledged, the Company and the Holder hereby agree as follows:

1.	Background.

a.             On May 19, 2011, XCel Brands, Inc., a Delaware corporation (‘‘XCel’’) and its wholly owned subsidiary, IM Brands, LLC entered into the Purchase Agreement with Holder, pursuant to which the Buyers acquired certain assets of Holder (the “Assets”), including (i) the “Isaac Mizrahi” brands (including the trademarks “Isaac Mizrahi New York,” “Isaac Mizrahi” and “Isaac MizrahiLIVE”) (the “IM Trademarks”), (ii) the license agreements between Holder and third parties related to the IM Trademarks, (iii) design agreements with Liz Claiborne and QVC, Inc. to design the “Liz Claiborne New York” brand for sale exclusively at QVC, and (iv) computers, design software, and other assets related to the licensing and design of the IM Trademarks and the design of the Liz Claiborne New York brand.

b.             On September 29, 2011, the Company, XCel, and NetFabric Acquisition Corp., a Delaware corporation (‘‘Acquisition Corp.’’) and wholly-owned subsidiary of the Company, entered into an Agreement of Merger and Plan of Reorganization (the ‘‘Merger Agreement’’) pursuant to which Acquisition Corp. was merged with and into XCel, with XCel surviving as a wholly-owned subsidiary of the Company (the ‘‘Merger’’). The closing of the Purchase Agreement occurred in conjunction with the consummation of the Merger.

c.             Simultaneous with the Purchase Agreement and the Merger, the Company is conducting a private offering (the “Offering”) to certain accredited investors (the “Investors”) consisting of a minimum of $2,500,000 up to a maximum of $4,000,000 of investment units, each consisting of one hundred thousand (100,000) shares of the Company’s common stock (the “Common Stock”), $0.001 par value, and one warrant to purchase fifty thousand (50,000) shares of Common Stock, at a per unit purchase price of $500,000, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated under Regulation D thereunder in accordance with the rules and regulations of the United States Securities and Exchange Commission.

d.            As partial consideration for the Assets, Holder is being issued 2,759,000 shares of Common Stock, par value $.001 pursuant to Section 3.3(iv) of the Purchase Agreement (the “Initial Stock Consideration”), and may acquire additional shares in the future pursuant to the Purchase Agreement, including the Earn-Out Shares, QVC Earn-Out Shares and Note Shares (the “Additional Stock Consideration”) (collectively the Initial Stock Consideration and the Additional Stock Consideration, but excluding the Excluded Shares (as defined below), are referred to as the “Lockup Shares”).

e.             As a condition to the Purchase Agreement pursuant to Section 6.15 and as an inducement to the Investors to participate in the Offering, Holder has agreed to refrain from selling any of the Lockup Shares pursuant to the terms set forth in Section 2 herein other than up to 1,200,000 of the shares which constitute Initial Stock Consideration which may be transferred free of any restrictions on transfer under this Agreement (the “Excluded Shares”).

f.             As an inducement to the Investors to participate in the Offering, Holder has agreed to refrain from including any Lockup Shares other than the Excluded Shares in the registration statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission to register for resale securities issued or issuable to the Investors of the Offering.

g.             As an inducement to the Holder to enter into this Agreement and consummate the transactions contemplated by the Purchase Agreement, the Company has agreed to include the Excluded Shares in the Registration Statement.

2.	Sale Restriction.

a.             Initial Stock Consideration.  Holder hereby agrees that during the six (6) months from the date hereof, in the case of the Initial Stock Consideration (other than the Excluded Shares), including any shares of Common Stock acquired pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company (each an “Adjustment”) (such period herein referred to as the “Initial Period”), Holder shall not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), or otherwise, offer, sell, contract to sell, pledge, hypothecate, grant an option for sale, or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition, effective economic disposition due to cash settlement, transfer of the entity holding the Lockup Shares or otherwise) either privately or publicly (each, a “Transfer”) any of the Initial Stock Consideration (other than the Excluded Shares), or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Initial Stock Consideration whether any such agreement or transaction is to be settled by delivery of the Lockup Shares, other than in connection with an offer made to all shareholders of the Company in connection with merger, consolidation or similar transaction involving the Company. Holder further agrees that the Company and its transfer agent are authorized to place “stop orders” on its books to prevent any transfer of any of the Initial Stock Consideration (other than the Excluded Shares) held by Holder in violation of this Agreement.

b.            Additional Stock Consideration.

i           Holder hereby further agrees that during the twelve (12) month period from the respective date on which any Additional Stock Consideration is issued (each such twelve month period herein referred to as an “Additional Lockup Period” and any issuance of Additional Stock Consideration is referred to as an “Additional Stock Issuance”), including any shares of Common Stock acquired pursuant to an Adjustment, Holder shall not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act), or otherwise, Transfer any of the Additional Stock Consideration, or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Additional Stock Consideration, whether any such agreement or transaction is to be settled by delivery of the Lockup Shares, other than in connection with an offer made to all shareholders of the Company in connection with merger, consolidation or similar transaction involving the Company. Holder further agrees that the Company and its transfer agent are authorized to place “stop orders” on its books to prevent any transfer of the Additional Stock Consideration held by Holder in violation of this Agreement.

ii          Upon the expiration of an Additional Lockup Period, the foregoing restrictions on Transfer set forth in Section 2(a) shall lapse with respect to 25% of the Additional Stock Consideration as to which such Additional Stock Issuance relates (in each case taking into account and proportionally adjusting for any Adjustments occurring during such period), and the Holder may Transfer such shares without restriction subject to applicable federal securities laws.  Additionally, on the first day of each of the first three consecutive three month periods following the end of an Additional Lockup Period, the restrictions on Transfer provided for in Section 2(a) shall lapse with respect to an additional 25% of the Additional Stock Consideration as to which such Additional Stock Issuance relates (in each case taking into account and proportionally adjusting for any Adjustments occurring during such period), and the Holder may Transfer such shares without restriction subject to applicable federal securities laws.

c.            Notwithstanding the foregoing restrictions on transfer, the Holder may, at any time and from time to time during the Initial Period or otherwise, transfer the Lockup Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Holder is a general partner, or (iv) to the Holder’s members, provided, that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned, and provided that any sales by such done or transferee shall be aggregated with any sales of the Holder for purposes of complying with the restriction set forth in Section 2(c)(ii) herein. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.  Notwithstanding anything to the contrary, the Excluded Shares shall not be subject to any of the restrictions set forth in this Section 2.

d.             In the event that any shares of Common Stock owned, held or controlled by any of the officers or directors of the Company are released from any of the restrictions set forth in their applicable lockup agreements, then a pro rata amount (with such amount calculated based on the aggregate amount of the Initial Stock Consideration owned by the Holder and/or its members in relation to the aggregate amount of Common Stock owned, held or controlled by such officer of director) of the Lockup Shares shall be automatically released from the applicable restrictions in this Agreement.

3.	Registration Rights and Limitations.

As partial consideration for the execution of this Agreement, (i) the Company agrees that (a) the Company shall include the Excluded Shares in the Registration Statement and (ii) the Holder shall have the same registration rights with respect to the Excluded Shares that are granted to the Investors in the Offering and (b) the Holder agrees that the Lockup Shares will not be included in the Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company agrees that it shall file the Registration Statement within sixty (60) days of the date hereof.

4.	Miscellaneous.

a.             At any time, and from time to time, after the signing of this Agreement Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

b.            This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.  Notices hereunder shall be given in the same manner as set forth in the Purchase Agreement.  Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

c.             The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

d.             This Agreement shall be binding upon Holder, its legal representatives, successors and assigns.

e.             This Agreement may be signed and delivered by facsimile signature and delivered electronically.

f.             The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Agreement.

g.             The Holder acknowledges that this Lockup Agreement is being entered into for the benefit of the Investors in the Offering and may be enforced by the Investors and may not be amended without the consent of the Investors, which may be withheld for any reason.
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IN WITNESS WHEREOF, and intending to be legally bound hereby, Holder has executed this Agreement as of the day and year first above written.

HOLDER:

/s/ Isaac Mizrahi
(Signature of Holder Representative)

Isaac Mizrahi, Vice President
(Print Name of Holder Representative)

COMPANY:

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: